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                                                                    Exhibit 6.10

                              EMPLOYMENT AGREEMENT

FOOD EXTRUSION MONTANA, INC., a Montana corporation ("Employer"), and Ike E. Lynch ("Employee") agree as follows:

     1. Employment. Employer hereby employs Employee and Employee hereby accepts employment with Employer on the terms and conditions set forth below.

     2. Position; Scope of Employment. Employee shall serve as the President and Chief Operations Officer of the Company, and shall exercise authority and assume such responsibilities as the Board of Directors of the Company may prescribe. The employee shall serve as a Director of the Company, if elected as such. A good faith effort by the Chairman of the Board of the Company to nominate employee as a Director of Food Extrusion, Inc. at its next shareholders meeting.

         2.1. Entire Time and Effort. Employee shall devote Employee's full working time, attention, abilities, skill, labor and efforts to the performance of Employee's employment. Employee shall not directly or indirectly (i) be substantially engaged in or concerned with any other duties or pursuits, (ii) render services to any third party for compensation or other benefit, or (iii) engage in any other business activity that will in any way interfere with the performance of Employee's duties under this Agreement, except with the prior written consent of Employer; provided, however, that Employee may engage in charitable, philanthropic, educational, religious, civic and similar such activities to the extent that such activities do not unreasonably interfere with the performance of Employee's duties under this Agreement.

         2.2. Rules and Regulations. Employee agrees to observe and comply with Employer's rules and regulations as provided by Employer and as

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              may be amended from time to time by  Employer,  and will carry out and faithfully perform such orders, directions and policies of Employer.

     3. Term of Employment. The Employee's employment shall commence on January 1, 1997, and shall terminate five years from that date, unless terminated earlier as provided herein. At the end of the initial five year term this Agreement shall automatically renew for an additional two year term unless either party notifies the other party in writing thirty (30) days prior to the expiration of the initial term, of his or its intention not to renew this agreement.

     4. Compensation. Employer shall pay to Employee a base salary of One Hundred Twenty-Five Thousand Dollars ($125,000) per year, payable in accordance with the Employer's pay schedule, but not less than twice per month. Employer shall review Employee's salary from time to time, and may, in Employer's sole discretion, increase the salary paid to Employee.

         4.1. Benefits. Employee shall be provided with medical insurance and such other benefits as provided to Employer's other similarly situated employees and in accordance with Employer's policies, as modified from time to time in Employer's sole discretion.

         4.2 Vacation and Sick Leave. Employee shall be entitled to three weeks of vacation each calendar year. Employee's vacation shall accrue at the rate of ten hours (10) hours per month but in no event shall Employee's total accrued vacation exceed four (4) weeks. Employee shall be entitled to sick leave in accordance with Employer's sick leave policy.

         4.3 Automobile Allowance. Employer shall pay to Employee six hundred dollars ($600.00) each month as an automobile allowance. Employer will not withhold any applicable local, state or federal taxes from the automobile allowance. Employer will provide the Employee with a form 1099 at the end of each tax year showing the amount of automobile allowance paid during that year. Employee shall be solely responsible for the payment of any and all federal, state or local taxes which may become due as a result of his receipt of this automobile allowance.
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         4.4 Employer  Stock / Incentive  Performance  Bonus.  Employee  will be eligible to participate in any Employee Stock Purchase Plan or Stock Option Plan, and an Incentive Performance Bonus Program which the Employer may adopt during the term of this Agreement. Employer intends to adopt such plans prior to the expiration of this Agreement, but makes no further representations as to the terms of such plans or the dates such plans will be enacted.

     5.  Termination of Employment.

         5.1.Termination  Events.  Employee's  employment  shall  be  terminated prior to the expiration of this Agreement upon the occurrence of any of the following events: (i) the mutual written agreement of the Employer and Employee; (ii) the Employee's disability, which shall, for the purposes of this Agreement, mean Employee's inability due to physical or mental impairment, to perform the Employee's duties and obligations under this Agreement, despite reasonable accommodation by the Employer, for a period exceeding three months; (iii) Employee's death; (iv) notice of termination by Employer for cause as defined in Section 5.2; or (v) written notice of termination by Employer without cause upon fourteen (14) days notice, subject to the compensation for early termination provisions of Section 5.3.

         5.2.Termination  for Cause.  Employer  reserves  the right to terminate this Agreement for cause upon (i) Employee's willful and continued failure to substantially perform his or her duties and obligations under this Agreement after written demand for substantial performance has been delivered to Employee by Employer which sets forth with reasonable specificity the deficiencies in the Employee's performance and giving the Employee not less than thirty
             (30) days to correct such deficiencies; (ii) fraud or intentional material misrepresentation by the Employee, (iii) unauthorized disclosure or use of Employer's trade secrets or Confidential Information by Employee; (iv) Employee's conviction of a felony;
             (v) theft or conversion of Employer's property by Employee; or (vi) Employee's habitual misuse of alcohol, illegal narcotics, or intoxicant.


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         5.3.Compensation  Upon  Early  Termination.   Upon  early  termination,
             Employer shall pay Employee compensation as follows:

               (a) If Employee is terminated by Employer for cause as defined in section 5.2, voluntarily resigns, dies, or becomes disabled as such term is used in Section 5.1 of this Agreement, Employer shall pay Employee, or Employees representative, all accrued but unpaid salary and vacation pay accrued through the effective date of the termination.

               (b) If Employee is terminated by Employer without cause, Employer shall pay to Employee as liquidated damages and in lieu of any and all other claims which Employee may have against Employer the amount equal to the Employee's monthly base salary multiplied by the number of months remaining of the term of this Agreement. Employer's payment pursuant to this section shall fully and completely discharge any and all obligations of Employer to Employee arising out of or related to this Agreement and shall constitute liquidated damages in lieu of any and all claims which Employee may have against Employer not including any obligation under the Workers Compensation laws including its Employer's Liability provisions.

     6. Unfair Competition. During Employee's employment under this Agreement, Employee shall not directly or indirectly, whether as a partner, employee, creditor, shareholder or otherwise promote, or engage in any activity or other business which is competitive in any way with Employer's business, and shall not take any action or make any agreement to establish, or become employed by a competing business.

     7. Return of Property. Employee agrees that upon termination of employment with Employer, Employee will deliver to Employer all devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to employment with Employer or otherwise belonging to Employer, its successors or assigns.


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     8.  Dispute Resolution. The Employee and Employer shall use best efforts to settle any disputes regarding the rights or obligations of the parties under this Agreement through negotiation and agreement. Any disputes which cannot be settled in this manner shall be conclusively determined by binding arbitration. The arbitration shall be conducted as follows:

         8.1.Binding Arbitration. Any dispute between the parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this paragraph. The provisions of this paragraph shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. The arbitration of any dispute between the parties to this Agreement shall be governed by the provisions of the California Arbitration Act (California Code of Civil Procedure section 1280, et seq.), excluding the provisions of Code of Civil Procedure section 1283.05.

         8.2.Initiation of Arbitration. In the case of any dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration. Notwithstanding any other provision of law, in order to be enforceable a demand for arbitration must be served within sixty
             (60) days of the date on which a party discovers, or reasonably should have discovered, facts giving rise to a dispute as defined above.

         8.3.Selection of Arbitrators. Within thirty (30) days of service of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select a single arbitrator. If they fail to do so within that time period, each party shall have an additional period of fifteen (15) days in which to appoint an arbitrator and those arbitrators within fifteen (15) days shall select an additional arbitrator. If any party fails to appoint an arbitrator or if the arbitrators initially selected by the parties fail to appoint an additional arbitrator within the time specified herein, any party may apply to have an arbitrator appointed for the

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             party  who  has  failed  to  appoint,  or to  have  the  additional arbitrator appointed, by the presiding judge for the Superior Court, Sacramento County, California. If the presiding judge, acting in his or her personal capacity, is unable or unwilling to
             appoint  the  additional  arbitrator,   that  arbitrator  shall  be
             selected in  accordance  with  California  Code of Civil  Procedure section 1281.6.

         8.4.Location  of  Arbitration.   Any   arbitration   hearing  shall  be
             conducted in Sacramento County, California.

         8.5.Applicable Law. The law applicable to the arbitration of any dispute shall be the law of the State of California, excluding its conflicts of law rules.

         8.6.Arbitration  Procedures.  Except  as  otherwise  provided  in  this paragraph, the arbitration shall be governed by the California Arbitration Act (Code Civ. Proc., ss. 1280 et seq.), excluding the provisions of Code of Civil Procedure section 1283.05. In addition, either party may choose, at that party's discretion, to request that the arbitrators resolve any dispositive motions prior to the taking of evidence on the merits of the dispute. By way of example, such dispositive motions would include, but not be limited to, those which would entitle a party to summary judgment or summary adjudication of issues pursuant to Code of Civil Procedure section 437c or resolution of a special defense as provided for at Code of Civil Procedure section 597. In the event a party to the arbitration requests that the arbitrators resolve a dispositive motion, the arbitrators shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the dispute.

         8.7 Limitation on Scope of Arbitrators' Award or Decision. Employer and Employee agree that if the arbitrators find any disputed claim to be meritorious, the arbitrators shall have the authority to order legal and/or equitable relief appropriate to the claim, but that in no event shall the arbitrators have authority to award punitive or exemplary damages.
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         8.8.Costs of  Arbitration;  Attorneys'  Fees.  Each  party  shall  bear equally the costs of the arbitration and shall bear its own attorneys' fees. However, Employer and Employee agree that the arbitrators, in their discretion, may award to the prevailing party the costs, including the costs of the arbitration, and attorneys' fees incurred by that party in participating in the arbitration process.

         8.9 Acknowledgment of Consent to Arbitration. NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES " PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND
             APPEAL UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

             WE HAVE READ AND UNDERSTOOD THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

         INITIALS OF EMPLOYER'S AUTHORIZED REPRESENTATIVE:
                                                          ---------
         INITIALS OF EMPLOYEE:
                              --------
     9.  Miscellaneous.

         9.1.Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on

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             the date of  transmission if sent by telegram,  telex,  telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to give notice in accordance
             with  any  of  the   foregoing   methods   shall  not   defeat  the
             effectiveness of notice actually received by the addressee.

         9.2.Attorneys' Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

         9.3.Choice of Law, Jurisdiction, Venue. This Agreement is drawn to be effective in the State of California and shall be construed in accordance with California law. The exclusive jurisdiction and venue of any legal action by either party or arbitration under this Agreement shall be the County of Sacramento, California.

         9.4.Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.

         9.5.Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of

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             any other term or condition.

         9.6.Assignment.   The  parties   agree  that   Employee's   rights  and
             obligations under this Agreement are personal and not assignable. This Agreement contains the entire agreement between the parties to it and shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of Employer.

         9.7.Independent  Covenants.  All provisions  herein  concerning  unfair competition and confidentiality shall be deemed independent covenants and shall be enforceable without regard to any breach by Employer unless such breach by Employer is willful and reckless.

         9.8.Entire  Agreement.  This document  constitutes the entire agreement between the parties with respect to the subject matter herein, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

         9.9.Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.


         9.10. Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.


     Dated:     3-19               , 1997
           ------------------------

FOOD EXTRUSION MONTANA,  INC.                                 EMPLOYEE:

By: /s/Patricia Mayhew                                        /s/ Ike Lynch
   --------------------                                       -------------
    Patricia Mayhew                                           Ike E. Lynch
Its: Chairman of the Board                                     Address: